Exhibit 10.36

Summary of Compensation Arrangements for Certain Named Executive Officers

Set forth below is a summary of the compensation paid by MEMC Electronic Materials, Inc. (the “Company”) to the executive officers to be named in the Company’s 2011 annual proxy statement who are not covered by current employment agreements, as of the date of filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “Form 10-K”) and are continuing as an executive officer of the Company as of January 15, 2011. None of the below executive officers has an employment agreement with the Company. Each of these executive officers is an employee at will whose compensation and employment status may be changed at any time in the discretion of the Company’s Board of Directors

Base Salaries. These executive officers currently receive base salaries in the amounts indicated below:

Name and Position	2011 Base Salary Amount
Kenneth H. Hannah, Executive Vice President; President—Solar Materials	$475,000
David A. Ranhoff, Senior Vice President—Sales and Marketing	$360,000
Stephen O’Rourke, Senior Vice President—Chief Strategy Officer	$350,000

The Compensation Committee adjusts these base salaries from time to time as the Committee deems appropriate each year, generally annually. The Committee reviews and discusses the written performance appraisal for each executive officer with the Chief Executive Officer. The above information reflects the base salaries for our named executive officers approved by the Committee in February 2011.

Incentive Awards. These executive officers are also eligible to participate in the Company’s incentive compensation plans as provided in the terms of such plans, including the Company’s short term incentive awards plan (which provides for cash incentive awards) and the Company’s long-term incentive awards plan (e.g., the Company’s 2001 and 2010 Equity Incentive Plans). Such plans, and any forms of awards thereunder providing for material terms, are included as exhibits to the Form 10-K as appropriate.

Pension Plan. These executive officers are also eligible to participate in the Company Pension Plan on the same terms as the Company’s other covered employees. Because all the executives named above commenced employment with MEMC after December 31, 2001, none of the executive officers above participate in the MEMC Pension Plan.

Relocation Payments. From time to time the Company makes payments to executive officers to cover relocation expenses.